Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Global Innovative Platforms, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share, to be issued under the 2025 Omnibus Equity Incentive Plan	Rule 457(c) and (h)	8,000,000 shares (2)	$0.12 (3)	$960,000.00	0.00015310	$146.98
Total Offering Amounts					$960,000.00		$146.98
Total Fee Offsets					—		—
Net Fee Due					$960,000.00		$146.98

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) (3)

Represents Common Shares reserved for future issuance under the Company’s 2025 Omnibus Equity Incentive Plan.

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) and (h) of the Securities Act on the basis of the average of the high and low sales price per Common Share on September 9, 2025, as reported on the OTCID.